                                 AMENDMENT NO. 1

         This Amendment No. 1 to Agreement and Plan of Merger and Reorganization is dated as of April 28, 2000 among SOPHEON PLC, a United Kingdom public company, limited by shares ("PARENT"), TELTECH RESOURCE NETWORK CORPORATION, a Minnesota corporation ("COMPANY") and SOPHEON CORPORATION, a Minnesota corporation and a wholly-owned subsidiary of Parent ("MERGER SUB").


RECITALS:

         A. Parent, Merger Sub and Company are parties to an Agreement and Plan of Merger and Reorganization dated as of January 21, 2000 (the "Merger Agreement") whereby Company will be merged with and into Merger Sub. Capitalized terms used but not defined herein shall have the same meaning as in the Merger Agreement.

         B. The Merger Agreement currently provides for the distribution of cash and Parent Common Stock only to holders of outstanding shares of Company Common and Preferred Stock through a description of calculations which shall be made at closing.

         C. The purpose of this Amendment is to revise the Merger Agreement to permit individuals who hold options to purchase shares of Company Common Stock to participate in the consideration payable to shareholders of Company in the Merger without having to exercise their options by receiving options to purchase Parent Common Stock. These option holders should receive options to purchase Parent Common Stock in an equivalent value as if each had exercised his or her options to purchase shares of Company Common Stock. Holders of Company Common and Preferred Stock should also receive the same amount in value as if the option holders had exercised their options.

         D. The parties desire to set forth a description of the process to be followed upon the effectiveness of the Merger to determine the allocation of the Total Merger Consideration, with examples of how the calculations shall be made, and the principles the parties agree to follow in performing the calculations.

         NOW THEREFORE RESOLVED, the parties hereto agree as follows:

         1. The following definitions contained in the Merger Agreement shall be revised as follows:

         "COMMON EXCHANGE RATIO" shall be deleted.

         "COMPANY COMMON STOCK" shall mean each share of Common Stock, $0.01 par value per share, of Company issued and outstanding immediately before the Effective Time.

         "COMPANY SERIES A STOCK" shall mean each share of Series A Convertible Preferred Stock, $0.01 par value per share, of Company issued and outstanding immediately before the Effective Time.

         "COMPANY SERIES B STOCK" shall mean each share of Series B Convertible Preferred Stock, $0.01 par value per share, of Company issued and outstanding immediately before the Effective Time.

         "COMPANY SERIES C STOCK" shall mean each share of Series C Convertible Preferred Stock, $0.01 par value per share, of Company issued and outstanding immediately before the Effective Time.

         "COMPANY SERIES D STOCK" shall mean each share of Series D Convertible Preferred Stock, $0.01 par value per share, of Company issued and outstanding immediately before the Effective Time.

         "COMPANY SERIES E STOCK" shall mean each share of Series E Convertible Preferred Stock, $0.01 par value per share, of Company issued and outstanding immediately before the Effective Time.

         "PRO RATA EXCHANGE RATIO" shall be deleted.

         "SERIES A EXCHANGE RATIO" shall be deleted.

         "SERIES B EXCHANGE RATIO" shall be deleted.

         "SERIES C EXCHANGE RATIO" shall be deleted.

         "SERIES D EXCHANGE RATIO" shall be deleted.

         "SERIES E EXCHANGE RATIO" shall be deleted.

         "PARTICIPATING OPTIONS" shall have the meaning set forth in Section 3.1(b) of this Agreement, as amended.

         "TOTAL MERGER CONSIDERATION" shall mean the Total Merger Shares plus $14,000,000 (U.S. Dollars) PLUS the aggregate capital paid into the Company upon the exercise of Company Stock Options and Warrants to purchase shares of Company Capital Stock from and after January 21, 2000 until the Closing, PLUS the number of shares of Parent Common Stock equal to the aggregate exercise price of the Participating Options divided by the Average Closing Price.

         2. Section 3.1 of the Merger Agreement is amended in its entirety to read as follows:

         "SECTION 3.1 CONVERSION OF SHARES. At the Effective Time, by virtue of the Merger, and without any action on the part of Parent, Merger Sub, Company or anyone else, shares of Company Common Stock and of Company Preferred Stock and Company Stock Options shall be converted into the right to receive the consideration described below:

         (a) The Total Merger Consideration shall first be allocated to the holders of Company Preferred Stock in accordance with the preferences stated in the Company's Restated Articles of Incorporation. The Total Merger Consideration shall next be paid to holders of Company Common Stock to return, on an average basis, the aggregate capital paid in by all holders of Company Common Stock as reflected in the financial statements of the Company immediately before the Effective Time. The cash portion of the Total Merger Consideration shall be allocated between the holders of Company Preferred Stock and holders of Company Common Stock pro rata based upon the relative amounts payable in the aggregate to each such group pursuant to the

Company's Restated Articles of Incorporation. The remaining amount due pursuant to the Company's Restated Articles of Incorporation shall be payable in shares of Parent Common Stock based upon the Average Closing Price. For examples of these calculations, see Exhibit 3.1(a) to this Amendment attached hereto.

         (b) Options to purchase shares of Parent Common Stock shall be allocated to holders of Company Stock Options out of the Total Merger Shares in an amount equal in value to the aggregate dollar value which would be payable to holders of Company Stock Options if they had exercised their options less the aggregate exercise price payable upon exercise of the Company Stock Options. For examples of these calculations, see Exhibit 3.1(b) to this Amendment, attached hereto. The calculation of the exercise prices of the options to purchase Parent Common Stock are described in Section 3(e) below. Only those options to purchase Company Common Stock for which their portion of the Total Merger Consideration would be greater than the exercise price under the Company Stock Options shall receive options to purchase Parent Common Stock. These Company Stock Options shall be referred to as the "Participating Options." For examples of these calculations, see Exhibit 3.1(b) to this Amendment, attached hereto. Each option to purchase a share of Company Common Stock shall be converted into options to purchase a number of shares of Parent Common Stock which is equal to the net value of such option, based upon its particular exercise price. For examples of these calculations, see Exhibit 3.1(b) to this Amendment, attached hereto.

         (c) The Total Merger Shares shall be reduced by the shares of Parent Common Stock payable in Section 3.1(a) and issuable pursuant to options in Section 3.1(b) above. The remainder of the Total Merger Shares shall be allocated pro rata amongst all holders of Company Common Stock and Company Preferred Stock, on an as-converted basis, with the exception that the number of shares of Parent Common Stock payable to holders of Company Common Stock as a group shall be reduced by, and the number of shares of Parent Common Stock payable to holders of Company Preferred Stock as a group shall be increased by, the difference between (i) the aggregate value the holders of Company Common Stock received pursuant to Section 3.1(a) above and (ii) the aggregate value that the holders of Company Common Stock would have received if all Participating Options had been exercised. For examples of these calculations, see Exhibit 3.1(c) to this Amendment, attached hereto.

         (d) Because holders of Participating Options received consideration which was limited to the net value of their options as described in Section 3.1(b) above, Parent shall issue additional options to holders of Participating Options to compensate such holders in an amount equivalent to the value of the exercise price that will be payable upon exercise of options to purchase Parent Common Stock. These options shall be in addition to those granted in Section 3.1(b) above and in addition to the Total Merger Shares. The aggregate exercise price of the Participating Options shall be divided by the Average Closing Price to determine the total additional shares of Parent Common Stock to be granted as options. This number of shares of Parent Common Stock shall be allocated amongst holders of Participating Options based upon the exercise price of their respective options. For examples of these calculations, see Exhibit 3.1(d) to this Amendment, attached hereto.

         (e) The exercise price of the options to purchase shares of Parent Common Stock granted in subparts (b) and (d) of Section 3.1 herein shall be equal, in the aggregate, to the aggregate exercise price of the Participating Options and shall, on an option-by-option basis, preserve the terms of the Company Stock Options. For examples of these calculations, see Exhibit 3.1(e) to this Amendment, attached hereto.

         3. Section 3.2(a) shall be amended in its entirety to read as follows:

         "(a) EXCHANGE AGENT. As of the Effective Time, Parent shall enter into an agreement with a U.S. bank or trust company reasonably acceptable to the Company to act as exchange agent for the Merger (the "Exchange Agent") as may be designated by Parent. The Exchange Agent shall have the right to subcontract certain functions to third party specialists, such as investment brokers, advisors and bankers for the purpose of effecting the transactions contemplated by this Agreement and for assisting in the efficient trading of securities. The subcontracted third party or parties shall be, for purposes of this Agreement, Exchange Agent(s); PROVIDED, HOWEVER, such third party need not be a U.S. bank or a trust company, and may be a foreign entity."

         4. Section 3.2(b) of the Merger Agreement is amended in its entirety to read as follows:

         "(b)     PARENT TO PROVIDE COMMON STOCK AND CASH. Promptly after the
Effective Time, Parent shall make available to the Exchange Agent for the benefit of the holders of Company Capital Stock (i) certificates of Parent Common Stock ("PARENT CERTIFICATES") representing the number of whole shares of Parent Common Stock issuable pursuant to Section 3.1 in exchange for shares of Company Capital Stock outstanding immediately prior to the Effective Time; and
(ii) sufficient funds to permit payment in lieu of fractional shares pursuant to
Section 3.6 and the cash to be paid in respect of shares of Company Capital Stock pursuant to Section 3.1."

         5. The last two sentences of Section 3.3(a) of the Merger Agreement, (which read "All rights under any and all Company Stock Options which remain unexercised immediately prior to the Effective Time of the Merger shall be automatically terminated and cancelled. The Board of Directors of the Company shall take whatever action is necessary prior to the Effective Time to terminate the unexercised Company Stock Options as of such time.") shall be deleted.

         6.       The following is added to Section 3.3 of the Merger Agreement:

         "(c)     EXCHANGE PROCEDURES. The Exchange Agent shall mail to each holder of record of Participating Options, whose options were converted into the right to receive shares of Parent Common Stock, a statement indicating each Participating Option has been amended into the right to purchase the number of shares of Parent Common Stock as set forth in such amendment. No fractional shares shall be issued; any fraction shall be rounded up or down to the nearest whole number.

         (d) TERMINATION OF OPTIONS. All Company Stock Options which are not Participating Options due to the fact that their exercise price is greater than the value which is payable to holders of Company Common Stock as described in subparts (a) and (c) of Section 3.1 above shall (i) be terminated by the Board of Directors of the Company upon the effectiveness of the Merger; and (ii) receive no consideration in the Merger."

         7. Each of the parties agrees to act in good faith in performing the calculations required in Section 3.1 of the Merger Agreement, as amended.

         8. Each party may, at its option, have its accountants review the computations and final determinations as described in Section 3.1 of the Merger Agreement, as amended.

         9. The Total Merger Consideration as finally calculated shall not exceed $14,000,000 in cash plus the aggregate cash paid in upon exercise of Company Stock Options and Warrants from January 21, 2000, to the Effective Date plus the Total Merger Shares plus the number of shares of Parent Common Stock equal to the aggregate exercise price of the Participating Options divided by the Average Closing Price.

         10. Section 6.1(g) of the Merger Agreement is amended in its entirety to read as follows:

         "(g)     amend the terms of, repurchase, redeem or other acquire, any of its securities other than pursuant to the terms of Section 3.3 above."

         11. A new section is added to Article VII of the Merger Agreement to read as follows:


         "SECTION 7.9      LISTING OF PARENT STOCK OPTIONS ON AIM. Parent shall
submit to the London Stock Exchange an application to admit to trading on the Alternative Investment Market ("AIM") all shares of Parent Common Stock issuable upon exercise of options granted in the Merger in accordance with this Agreement by a date sufficient to cause such shares to be so admitted as soon as reasonably practicable after such issuances."

         12. Section 8.1(f) of the Merger Agreement is amended in its entirety to read as follows:

         "(f) Parent shall have submitted an application to the London Stock Exchange to admit to trading on the AIM all of the shares of Parent Common Stock issuable to the Company's stockholders in the Merger by a date sufficient to cause such shares of Parent Common Stock to be so admitted within three business days of issuance of such shares."

         13. All other terms and conditions of the Merger Agreement shall remain in full force and effect, unamended. Except as set forth herein, all capitalized terms that are undefined shall have the meanings ascribed to them as set forth in the Merger Agreement.


                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above by the respective officers thereunto duly authorized.

                                 SOPHEON PLC


                                 By       /s/ Barry K. Mence
                                    -------------------------------------------
                                       Its Chairman and Chief Executive Officer
                                           ------------------------------------

                                 SOPHEON CORPORATION


                                 By       /s/ Barry K. Mence
                                    -------------------------------------------
                                       Its President
                                           ------------------------------------

                                 TELTECH RESOURCE NETWORK
                                 CORPORATION


                                 By       /s/ Andrew L. Michuda
                                    -------------------------------------------
                                   Its CEO and President
                                       ----------------------------------------